As filed with the Securities and Exchange Commission on August 1, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Strategic Education, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	52-1975978 (I.R.S. Employer Identification No.)
2303 Dulles Station Boulevard Herndon, VA	20171
(Address of Principal Executive Offices)	(Zip Code)

Capella Education Company 2005 Stock Incentive Plan

Capella Education Company 2014 Equity Incentive Plan

(Full title of the plans)

Daniel W. Jackson

Executive Vice President and Chief Financial Officer

Strategic Education, Inc.

2303 Dulles Station Boulevard

Herndon, VA 20171

(703) 247-2500

(Telephone number, including area code, of agent for service)

Copies to:

Christian O. Nagler, Esq.
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
		(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1) (2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Common Stock, par value $0.01 per share	1,462,717 shares	$119.715	$175,109,165.66	$21,802

(1)         This registration statement (“Registration Statement”) covers the issuance of an aggregate of 1,462,717 shares of common stock, par value $0.01 per share, of Strategic Education, Inc. (the “SEI Common Stock”), a Maryland corporation (the “Registrant”), issuable under the Capella Education Company 2014 Equity Incentive Plan (“2014 Plan”) and in respect of the outstanding awards under the Capella Education Company 2005 Stock Incentive Plan (collectively, the “Equity Plans”).

(2)         Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the Equity Plans, relating to adjustments for changes resulting from a stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of SEI Common Stock.

(3)         Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act, solely for the purpose of calculating the registration fee, on the basis of the average of the high and low sale prices of the SEI Common Stock as reported on the NASDAQ Global Select Market on July 25, 2018.

EXPLANATORY NOTE

This Registration Statement is being filed pursuant to the instructions to Form S-8 and the Securities Act by the Registrant in relation to the assumption by the Registrant of the Equity Plans.

On August 1, 2018, in connection with the Agreement and Plan of Merger, dated as of October 29, 2017 (the “Merger Agreement”), by and among the Registrant, Capella Education Company, a Minnesota corporation (“Capella”), and Sarg Sub Inc., a Minnesota corporation and wholly owned subsidiary of the Registrant (“Merger Sub”), Merger Sub merged with and into Capella, with Capella continuing as the surviving entity and a wholly owned subsidiary of the Registrant (the “Merger”).

In connection with the consummation of the transactions contemplated by the Merger Agreement, the Equity Plans were assumed by the Registrant at the effective time of the Merger. This Registration Statement is being filed for the purpose of registering up to 1,462,717 shares of SEI Common Stock (1) issuable upon the exercise or settlement of equity awards that were granted according to the Equity Plans and/or (2) that may be granted, issued, purchased and/or settled pursuant to the 2014 Plan.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                                                         Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Act.  Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.                                                         Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                         Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated in this Registration Statement by reference (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including any exhibits included with such items) except as otherwise stated below):

(a)                                                         the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017, filed March 1, 2018;

(b)                                                         the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, filed May 3, 2018;

(c)                                                          the Registrant’s Current Reports on Form 8-K filed January 19, 2018, February 15, 2018, July 9, 2018 and August 1, 2018; and

(d)                                                         the description of the SEI Common Stock as contained in the Registration Statement on Form 8-A, filed by the Registrant on July 18, 1996 to register its common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all amendments or reports filed for the purpose of updating such description prior to the termination of the offering of common stock made hereby.

In addition, all reports and other documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including any exhibits included with such items)), after the date and time of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                                                         Description of Securities.

Not applicable.

Item 5.                                                         Interests of Named Experts and Counsel.

Not applicable

Item 6.                                                         Indemnification of Directors and Officers.

The following summarizes certain arrangements by which controlling persons, directors and officers of the Registrant, a Maryland corporation, are indemnified against liability, which they may incur in such capacities.

The Registrant is a corporation incorporated under the laws of the state of Maryland. The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the

Registrant provides that, to the fullest extent permitted by Maryland law, the liability of any director or officer of the Registrant to the Registrant or the stockholders of the Registrant for money damages shall be limited to the sum of $10.00, subject to the abovementioned exceptions provided in the MGCL.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the charter of the Registrant does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity or in the defense of any claim, issue or matter in the proceeding. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director of officer actually received an improper personal benefit in money, property, or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for a proceeding by or in the right of the corporation where the director is adjudged to be liable to the corporation or proceeding in which the director is adjudged to be liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. Under the MGCL, a Maryland corporation is permitted to pay or reimburse expenses in advance of the final disposition of a proceeding, but the corporation is required, as a condition to advancing expenses, to obtain (1) a written affirmation by the director or officer of his or her good faith belief that he/she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed, if it shall ultimately be determined that the applicable standard of conduct was not met.

The bylaws of the Registrant provide that, to the maximum extent permitted by Maryland law in effect from time to time, the Registrant shall indemnify (a) a director or officer, including any director or officer of the Registrant who serves or has served at the request of the Registrant as an officer, partner or director of another corporation, partnership, joint venture or other enterprise, who is made a party to any proceeding by reason of such status, and who has been successful, on the merits or otherwise, in the defense of a proceeding to which he or she was made a party by reason of such status, against reasonable expenses incurred by him or her in connection with the proceeding, and (b) any director or officer or any former director or officer against any claim or liability to which he or she may become subject by reason of such status unless it is established that (i) his or her act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he or she actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he or she had reasonable cause to believe that his or her act or omission was unlawful. In addition, the bylaws of the Registrant provide that the Registrant shall pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a director or officer or former director or officer made a party to a proceeding by reason of such status, provided that the Registrant shall have received (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the applicable standard of conduct necessary for indemnification and (2) a written undertaking by or on such person’s behalf to repay the amount paid or reimbursed by the Registrant if it shall ultimately be determined that the applicable standard of conduct was not met. The bylaws permit such other or further indemnification of directors and officers, and advancement of expenses as may be permitted by Maryland law as in effect from time to time.

The Registrant also maintains directors’ and officers’ liability insurance to insure against losses arising from claims made against its directors and certain of its officers, subject to the limitations and conditions set forth in such policies.

Item 7.                                                         Exemption from Registration Claimed.

Not applicable.

Item 8.                                                         Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.

Item 9.                                                         Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1

Capella Education Company 2014 Equity Incentive Plan, incorporated by reference to Exhibit A to Capella’s definitive proxy statement for its 2014 annual meeting of shareholders filed with the SEC on March 24, 2014 (File No. 1-33140).

4.2	Capella Education Company 2005 Stock Incentive Plan, incorporated by reference to Exhibit 10.1 to Capella’s Registration Statement on Form S-1/A filed with the SEC on June 6, 2005.
5.1*	Opinion of Miles & Stockbridge P.C as to the validity of the securities being registered.
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Miles & Stockbridge P.C (included in Exhibit 5.1).
24.1*	Powers of Attorney (included on the signature pages of this Registration Statement).

*                                         Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Herndon, Virginia, on this 1st day of August, 2018.

STRATEGIC EDUCATION, INC.

By:	/s/ Daniel W. Jackson
	Name:	Daniel W. Jackson
	Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Karl McDonnell, Daniel W. Jackson, Lizette B. Herraiz and Thomas J. Aprahamian, and each of them individually, as his/her lawful attorney-in fact and agent, with full power of substitution and resubstitution, for him/her and his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his/her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Capacity	Dates

/s/ Robert S. Silberman
Robert S. Silberman	Executive Chairman of the Board	August 1, 2018

/s/ J. Kevin Gilligan
J. Kevin Gilligan	Executive Vice Chairman of the Board	August 1, 2018

/s/ Karl McDonnell
Karl McDonnell	Chief Executive Officer and Director (Principal Executive Officer)	August 1, 2018

Signatures	Capacity	Dates

/s/ Daniel W. Jackson
Daniel W. Jackson	Chief Financial Officer (Principal Financial Officer)	August 1, 2018

/s/ Thomas J. Aprahamian
Thomas J. Aprahamian	Controller and Chief Accounting Officer (Principal Accounting Officer)	August 1, 2018

/s/ Charlotte F. Beason
Charlotte F. Beason	Director	August 1, 2018

/s/ Rita D. Brogley
Rita D. Brogley	Director	August 1, 2018

/s/ John T. Casteen, III
John T. Casteen, III	Director	August 1, 2018

/s/ Nathaniel C. Fick
Nathaniel C. Fick	Director	August 1, 2018

/s/ H. James Dallas
H. James Dallas	Director	August 1, 2018

/s/ Robert R. Grusky
Robert R. Grusky	Director	August 1, 2018

/s/ Todd A. Milano
Todd A. Milano	Director	August 1, 2018

/s/ G. Thomas Waite, III
G. Thomas Waite, III	Director	August 1, 2018

Signatures	Capacity	Dates

/s/ J. David Wargo
J. David Wargo	Director	August 1, 2018